INDEPENDENT AUDITORS' CONSENT

We consent to the use in the Registration Statement of Carleton Ventures Corp. on Form SB-2 of our Report of Independent Registered Public Accounting Firm, dated March 18, 2005, on the balance sheets of Carleton Ventures Corp. as at December 31, 2004 and 2003, and the related statements of operations, cash flows, and stockholders' equity for the years December 31, 2004, 2003 and 2002, and for the cumulative period from May 26, 1999 (date of inception) to December 31, 2004.

In addition, we consent to the reference to us under the heading "Experts and Legal Counsel" in the Registration Statement.

Vancouver, Canada         /s/ Morgan & Company

June 27, 2005           Chartered Accountants